Exhibit 99.2

Unaudited Pro Forma Condensed Consolidated Financial Statements

Introduction

The Unaudited Pro Forma Condensed Consolidated Financial Statements (the “pro forma financial statements”) combine the historical consolidated financial statements of CDM Resource Management LLC and CDM Environmental & Technical Services LLC (collectively “CDM”), the accounting acquirer of USA Compression Partners, LP (the “Partnership”), and the historical consolidated financial statements of the Partnership, the acquired entity, to illustrate the effect of the transactions described below.

The pro forma financial statements were based on, and should be read in conjunction with, (i) the accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements, (ii) the audited historical consolidated financial statements of CDM and related notes thereto, also filed with this Current Report on Form 8-K/A and (iii) the audited historical consolidated financial statements and related notes thereto of the Partnership, included in its annual report on Form 10-K for the year ended December 31, 2017.

The historical consolidated financial statements have been adjusted in the pro forma financial statements to give effect to pro forma events that are (a) directly attributable to the transactions described below, (b) factually supportable and (c) with respect to the pro forma statements of operations, expected to have a continuing impact on the combined results. The Unaudited Pro Forma Condensed Consolidated Statement of Operations (the “pro forma statement of operations”) for the year ended December 31, 2017, gives effect to the transactions described below as if they occurred on January 1, 2017. The Unaudited Pro Forma Condensed Consolidated Balance Sheet (the “pro forma balance sheet”) as of December 31, 2017, gives effect to the transactions described below as if they occurred on December 31, 2017.

The pro forma financial statements have been prepared under the rules and regulations of the Securities and Exchange Commission. The pro forma financial statements have been presented for informational purposes only and are based upon available information and certain assumptions that the Partnership’s management believes are reasonable under the circumstances. These pro forma financial statements are not necessarily indicative of what the combined entity’s results of operations and financial position would have been had the transactions been completed on the dates indicated. We have incurred and expect to incur additional costs to integrate CDM and the Partnership’s businesses. The pro forma financial statements do not reflect the cost of any integration activities or benefits that may result from synergies that may be derived from any integration activities. In addition, the pro forma financial statements do not purport to project the future results of operations or financial position of the combined entity.

Description of the Transactions

General Partner Purchase Agreement

On April 2, 2018, and in connection with the closing of the CDM Acquisition discussed below, we consummated the transactions contemplated by the Purchase Agreement dated January 15, 2018, by and among Energy Transfer Equity, L.P. (“ETE”), Energy Transfer Partners, L.L.C., USA Compression Holdings, LLC (“USAC Holdings”) and, solely for certain purposes therein, R/C IV USACP Holdings, L.P. and Energy Transfer Partners, L.P. (“ETP”),  pursuant to which, among other things, ETE acquired from USAC Holdings (i) all of the outstanding limited liability company interests in the Partnership’s general partner and (ii) 12,466,912 common units representing limited partner interests in the Partnership for cash consideration paid by ETE to USAC Holdings equal to $250.0 million (the “GP Purchase”).

Equity Restructuring Agreement

On April 2, 2018, and in connection with the closing of the CDM Acquisition discussed below, we consummated the transactions contemplated by the Equity Restructuring Agreement dated January 15, 2018, pursuant to which, among other things, the Partnership, USA Compression GP, LLC (the “General Partner”) and ETE agreed to cancel the Partnership’s Incentive Distribution Rights (“IDRs”) and convert the General Partner Interest (as defined in the

Equity Restructuring Agreement) into a non-economic general partner interest, in exchange for the Partnership’s issuance of 8,000,000 common units to the General Partner (the “Equity Restructuring”).

CDM Acquisition

On April 2, 2018, the Partnership consummated the transactions contemplated by the Contribution Agreement dated January 15, 2018, pursuant to which, among other things, the Partnership acquired all of the issued and outstanding membership interests of CDM from ETP (the “CDM Acquisition”), in exchange for aggregate consideration of approximately $1.7 billion, consisting of (i) 19,191,351 common units, (ii) 6,397,965 Class B units representing limited partner interests in us (“Class B Units”) and (iii) $1.232 billion in cash (including estimated customary closing adjustments).

The GP Purchase, Equity Restructuring and CDM Acquisition are collectively referred to as the “Transactions.”

Senior Notes

On March 23, 2018, to finance a portion of the cash purchase price for the CDM Acquisition, the Partnership and USA Compression Finance Corp. co-issued $725.0 million aggregate principal amount of senior notes that mature on April 1, 2026.  The notes accrue interest from March 23, 2018 at the rate of 6.875% per year.  Interest on the notes will be paid semi-annually in arrears on each April 1 and October 1, commencing on October 1, 2018.

Preferred Units and Warrants

On April 2, 2018, funds for a portion of the cash purchase price for the CDM Acquisition were provided through the issuance by the Partnership in a private placement of $500.0 million in the aggregate of (i) newly established Series A Perpetual Preferred Units representing limited partner interests in the Partnership (the “Preferred Units”) and (ii) warrants to purchase common units pursuant to a Series A Preferred Unit and Warrant Purchase Agreement dated January 15, 2018, with certain investment funds managed or sub-advised by EIG Global Energy Partners (“EIG”) and other investment vehicles unaffiliated with EIG (the “Warrants”).  The Partnership issued 500,000 Preferred Units with a face value of $1,000 per Preferred Unit and issued two tranches of Warrants to the preferred unitholders, which included Warrants to purchase 5,000,000 common units with a strike price of $17.03 per unit and 10,000,000 common units with a strike price of $19.59 per unit. The Warrants may be exercised by the holders thereof at any time beginning on the one year anniversary of the closing date and before the tenth anniversary of the closing date.

Revolving Credit Facility

On April 2, 2018, the Partnership entered into the Sixth Amended and Restated Credit Agreement (“Sixth A&R Credit Agreement”). The Sixth A&R Credit Agreement, among other things, (a) increased the commitments under the revolving credit facility under the Sixth A&R Credit Agreement (the “Revolving Credit Facility”) to $1.6 billion from $1.1 billion, (b) extended the termination date (and the maturity date of the obligations thereunder) from January 6, 2020 to April 2, 2023, (c) subject to the terms in the Sixth A&R Credit Agreement, permits up to $400.0 million of future increases in borrowing capacity and (d) made certain changes to the covenants under the Revolving Credit Facility.

Accounting Acquirer

As a result of the Transactions, ETE acquired a controlling financial interest in us through the GP Purchase. ETE is considered the accounting acquirer of the General Partner, and therefore will record its acquisition of the General Partner as a business combination within ETE’s consolidated financial statements. CDM is deemed to be the accounting acquirer of the Partnership because its parent company, ETE, obtained control of the Partnership through the control of the General Partner. Consequently, CDM will become the predecessor of the Partnership for financial reporting purposes and the historical consolidated financial statements of the Partnership prior to the Transactions will reflect those of CDM, as the accounting acquirer. CDM’s assets and liabilities will retain their historical carrying values. Additionally, the Partnership's assets acquired and liabilities assumed by CDM in the business combination will be recorded at their fair values measured as of the acquisition date. The results of the purchase price allocation of the Partnership utilized in these pro forma financial statements are preliminary and under review by an external valuation expert. The excess of the assumed purchase price of the Partnership, which has been determined using acceptable fair value methods and is partially based on the consideration ETE paid for the general partner interest and the IDRs, over the estimated fair values of the Partnership's net assets acquired will be recorded as goodwill.

Additionally, because CDM is reflected at ETE’s historical cost, the difference between the consideration paid by the Partnership and CDM's historical carrying values (net book value) will be recorded as an adjustment to partners’ capital.

USA Compression Partners, LP

Pro Forma Condensed Consolidated Balance Sheet

As of December 31, 2017

(unaudited, in thousands)

		USA
		Compression
	CDM	Partners, LP	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
Assets
Current assets:
Cash and cash equivalents	$4,013	$47	$—	(a)	$4,060
Accounts receivable, net:
Trade, net	32,696	32,063	—		64,759
Other	—	8,500	—		8,500
Related party receivables	45	—	—		45
Inventory, net	33,221	33,444	—		66,665
Prepaid expenses and other assets	4,209	2,835	—		7,044
Total current assets	74,184	76,889	—		151,073
Property and equipment, net	1,192,921	1,292,476	22,061	(k)	2,507,458
Installment receivable	—	10,635	—		10,635
Identifiable intangible assets, net	198,215	71,680	143,259	(k)	413,154
Goodwill	253,428	35,866	327,117	(k)	616,411
Other assets	205	4,541	15,676	(b)	20,422
Total assets	$1,718,953	$1,492,087	$508,113		$3,719,153

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$1,383	$20,020	$—		$21,403
Related party payables	1,977	—	—		1,977
Accrued liabilities	41,513	26,263	(4,895)	(c)	62,881
Deferred revenue	2,220	27,488	—		29,708
Total current liabilities	47,093	73,771	(4,895)		115,969
Long-term debt	—	782,902	791,037	(d)	1,573,939
Other liabilities	6,990	1,561	—		8,551
Total liabilities	54,083	858,234	786,142		1,698,459
Redeemable preferred units	—	—	477,493	(e)	477,493
Partners’ capital:
Limited partner interest:
Common units	—	626,922	806,354	(f)	1,433,276
Class B units	—	—	108,318	(g)	108,318
General partner interest	—	6,931	(6,931)	(h)	—
Warrants	—	—	1,607	(i)	1,607
Member's equity	1,664,870	—	(1,664,870)	(j)	—
Total partners’ capital	1,664,870	633,853	(755,522)		1,543,201
Total liabilities, preferred units and partners’ capital	$1,718,953	$1,492,087	$508,113		$3,719,153

USA Compression Partners, LP

Pro Forma Condensed Consolidated Statement of Operations

Year ended December 31, 2017

(unaudited, in thousands)

		USA
		Compression
	CDM	Partners, LP	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
Revenues:
Contract operations	$248,890	$264,315	$—		$513,205
Parts and service	10,541	15,907	—		26,448
Related party revenues	17,240	—	—		17,240
Total revenues	276,671	280,222	—		556,893
Costs and expenses:
Cost of operations, exclusive of depreciation and amortization	125,204	92,591	—		217,795
Selling, general and administrative	24,944	47,483	(1,406)	(l)	71,021
Depreciation and amortization	166,558	98,603	10,658	(m)	275,819
Loss (gain) on sale of assets	(367)	(507)	—		(874)
Impairment of goodwill	223,000	—	—		223,000
Impairment of compression equipment	—	4,972	—		4,972
Total costs and expenses	539,339	243,142	9,252		791,733
Operating income (loss)	(262,668)	37,080	(9,252)		(234,840)
Other income (expense):
Interest expense, net	—	(25,129)	(58,271)	(n)	(83,400)
Other	(223)	27	—		(196)
Total other expense	(223)	(25,102)	(58,271)		(83,596)
Net income (loss) before income tax expense	(262,891)	11,978	(67,523)		(318,436)
Income tax expense	1,843	538	—		2,381
Net income (loss)	(264,734)	11,440	(67,523)		(320,817)
Less: Preferred unit distributions	—	—	(48,750)	(o)	(48,750)
Net income (loss) attributable to Common and Class B unitholders' interests	$(264,734)	$11,440	$(116,273)		$(369,567)

Net income (loss) allocated to:
General partner’s interest in net income		$1,493	$(1,493)	(h)	$—
Limited partners’ interest in net income (loss):
Common and Class B units		$9,947			$(369,567)

Weighted average common units outstanding
Basic		61,555	27,191	(f)	88,746
Diluted		61,835			88,746

Weighted average Class B units outstanding - basic and diluted		—	6,398	(g)	6,398

Basic and diluted net income (loss) per limited partner unit		$0.16			$(3.88)

Distributions declared per common unit		$2.10			$2.10

USA Compression Partners, LP

Notes to Pro Forma Condensed Consolidated Financial Statements

(unaudited)

Note 1:Adjustments to the Unaudited Pro Forma Condensed Consolidated Financial Statements

a.	The pro forma adjustments to cash consist of the net effect of the following (in thousands):

Issuance of senior notes, net	$707,750
Proceeds from issuance of Preferred Units, net	479,100
Borrowings under Revolving Credit Facility	83,287
Cash portion of purchase price for CDM Acquisition	(1,232,545)
Debt issuance costs relating to upsize of Revolving Credit Facility	(15,676)
Estimated transaction expenses	(21,916)
$—

The pro forma adjustment to cash includes the effect of (i) the issuance of a $725.0 million aggregate principal amount of senior notes, net of $17.3 million of debt issuance costs, which will be amortized over the life of the notes, (ii) the issuance of $500.0 million of Preferred Units, net of $20.9 million of issuance costs, and (iii) $83.3 million of borrowings under the Revolving Credit Facility, $15.7 million of which constitutes debt issuance costs relating to the upsizing of the Revolving Credit Facility, which will be capitalized and amortized over the life of the Sixth A&R Credit Agreement and $21.9 million of estimated transaction expenses.

In addition, the pro forma adjustment to cash reflects the use of net proceeds from the senior notes, Preferred Units and borrowings under the Revolving Credit Facility to fund the $1.232 billion cash portion (including estimated customary closing adjustments) of the purchase price for the CDM Acquisition and the estimated transaction expenses.

b.	Reflects capitalized debt issuance costs of $15.7 million relating to the upsizing of our Revolving Credit Facility.

c.

Reflects a $4.9 million reduction in unit-based compensation liability due to the immediate vesting of outstanding time and performance based phantom units granted to certain employees as a result of the change in control of the General Partner due to the GP Purchase.

d.

Reflects the debt incurred to finance the CDM Acquisition and fees and expenses related to the Transactions, consisting of (i) $707.8 million aggregate principal amount of notes, net of related debt issuance costs, and (ii) $83.3 million of borrowings under our Revolving Credit  Facility.

e.	Reflects $500.0 million of Preferred Units, reduced by a Warrant value of $1.6 million shown in Partners’ Capital as noted in (i) below and by $20.9 million of issuance costs.

f.	The pro forma adjustment to common units is comprised of (in thousands):

Common units issued for the CDM Acquisition (i):	$324,910
Common units issued for the IDR/GP Restructuring (ii):	135,440
Vesting of employee units (iii):	4,895
Reduction in partners’ capital (iv):	(129,412)
Transaction expenses (v):	(21,916)
Allocation of purchase price (vi):	492,437
Total:	$806,354

(i)	19,191,351 common units issued to finance a portion of the CDM Acquisition;

(ii)	8,000,000 common units issued in exchange for the cancellation of the IDRs and conversion of the general partner interest into a non-economic general partner interest;

(iii)	the immediate vesting of outstanding time and performance based phantom units granted to certain employees based on the change in control of the General Partner due to the GP Purchase;

(iv)

reflects the reduction in partners’ capital by (1) the difference between (x) the amount of general partner interest being converted into non-economic interest and (y) the amount of common units issued in exchange therefor (and for the cancellation of the IDRs) and (2) the difference between (x) CDM member’s equity of $1.66 billion and (y) the total estimated consideration to be paid for the CDM Acquisition of $1.67 billion;

(v)	reflects estimated transaction expenses; and

(vi)	reflects adjustments of the Partnership's assets and liabilities to their estimated fair values under the acquisition method of accounting.

The common units are valued at $16.93 per unit, based on the closing price of the Partnership’s common units on the New York Stock Exchange on March 29, 2018, the last trading day prior to closing on April 2, 2018.

g.

Reflects 6,397,965 Class B Units issued to finance a portion of the CDM Acquisition with an assumed value of  $16.93 per unit, based on the closing price of the Partnership’s common units on the New York Stock Exchange on March 29, 2018, the last trading day prior to closing on April 2, 2018. Class B Units do not have the right to receive quarterly distributions until and upon conversion into common units,  which will take place approximately one year after the quarter during which the CDM Acquisition was consummated.

h.	Reflects the conversion of the general partner interest into a non-economic general partner interest in connection with the Equity Restructuring.

i.

Reflects an estimated value of $1.6 million for Warrants to purchase 5,000,000 common units with a strike price of $17.03 per unit and 10,000,000 common units with a strike price of $19.59 per unit issued in connection with the issuance of Preferred Units.

j.	Reflects adjustment to remove member’s equity.

k.

Reflects adjustments of the Partnership's assets and liabilities to their estimated fair values. Under the acquisition method of accounting, the tangible and intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the assumed purchase price over the preliminary estimated fair values of the net assets acquired is recorded as goodwill. The estimated fair values and asset useful lives are preliminary and under review by an external valuation expert.

l.	Reflects adjustment to remove historical direct and incremental transaction expenses related to the CDM Acquisition.

m.	Adjustments to depreciation and amortization resulting from the effects of the acquisition method of accounting adjustments described in (k).

n.

Reflects the estimated interest expense associated with the debt incurred to fund the CDM Acquisition and the fees and expenses related to the Transactions. To the extent the actual interest rates are higher than estimated, additional interest expense will be incurred and such expense could be material. A 0.125% increase in the interest rate associated with the Revolving Credit Facility would increase interest expense $1.1 million for the year ended December 31, 2017.

Incremental
interest
(in thousands)	expense
Cash interest (i)	$52,459
Amortization of debt issuance costs	5,812
Total incremental interest expense	$58,271

(i)	Cash interest expense was calculated using a 3.14% average interest rate on the Revolving Credit Facility and 6.875% interest rate on the senior notes.

o.

Reflects $48.8 million of distributions for Preferred Units for the year ended December 31, 2017, assuming all distributions would have been paid in cash. The Preferred Units have a face value of $1,000 per Preferred Unit and accrue distributions at a rate of 9.75% per annum. The distributions are payable quarterly.

p.

One time adjustments that are not included in the pro forma condensed consolidated statement of operations include transaction-related expenses totaling $27.3 million. These transaction expenses include: (i) $4.0 million for non-cash unit-based compensation expenses for the change in control of the General Partner which results in immediate vesting of outstanding time and performance based phantom units granted to certain employees and (ii) $23.3 million of legal, accounting and other fees related to the Transactions.